Exhibit 10.2

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 28th day of March, 2013 by and between SILICON VALLEY BANK (“Bank”) and AXESSTEL, INC., a Nevada corporation (“Borrower”) whose address is 6815 Flanders Drive Suite 210, San Diego, CA 92121.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of September 25, 2012, (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) lower the interest for Advances under the Revolving Line, (ii) add a Term Loan facility and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.2 (Term Loan). New Section 2.1.2 hereby is added to the Loan Agreement to read as follows:

“2.1.2 Term Loan.

(a) Availability. Subject to the terms and conditions of this Agreement, on the First Amendment Effective Date, or as soon thereafter as all conditions precedent to the making thereof have been met, Bank shall make a Term Loan to Borrower in the principal amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000). The proceeds of the Term Loan shall be used for general corporate purposes.

(b) Repayment. The Term Loan shall be “interest only” through September 28, 2013 with interest payable in accordance with Section 2.1.2(h) below. Thereafter, beginning on October 28, 2013 and continuing on the same day of each month thereafter, Borrower shall repay the Term Loan in thirty (30) equal monthly payments of principal and interest (each, a “Term Loan Payment”). Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan and the Final Payment. Once repaid, the Term Loan may not be reborrowed.

(c) Prepayment.

(i) Mandatory Prepayment Upon an Acceleration. If the Term Loan is accelerated following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal, plus accrued and unpaid interest thereon, (ii) the Final Payment and (iii) all other sums that shall have become due and payable hereunder in connection with the Term Loan.

(ii) Permitted Prepayment. Borrower shall have the option to prepay without premium or penalty all, but not less than all, of the Term Loan made by Bank under this Agreement, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (a) all outstanding principal, plus accrued and unpaid interest thereon (b) the Final Payment and (c) all other sums, that shall have become due and payable hereunder in connection with the Term Loan.

(d) Interest on the Term Loan. Subject to Section 2.1.2(e), the principal amount outstanding on the Term Loan shall accrue interest at a per annum rate equal to six percent (6.00%) which interest shall be payable monthly.

(e) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Term Loan Default Rate”) unless the Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Term Loan. Payment or acceptance of the increased interest rate provided in this Section 2.1.2(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(f) Computation; 360-Day Year. In computing interest for the Term Loan, the Funding Date shall be included and the date of payment shall be excluded; provided, however, that if the Term Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Term Loan. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(g) Debit of Accounts. For each Term Loan Payment, Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(h) Interest Payment Date. Unless otherwise provided, interest is payable monthly on the first calendar day of each month.

(i) Payments; Application of Payments.

(i) All payments (including prepayments) to be made by Borrower in connection with the Term Loan under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(ii) Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement in connection with the Term Loan when any such allocation or application is not specified elsewhere in this Agreement.”

2.2 Section 6.5 (Accounts). Section 6.5(a) is amended in its entirety and replaced with the following:

“(a) To permit Bank to monitor Borrower’s financial performance and condition, Borrower shall (i) maintain Borrower’s and its Subsidiaries’ primary depository and operating accounts and securities accounts with Bank which accounts shall represent at least eighty five percent (85%) of the dollar value of Borrower’s and its Subsidiaries’ accounts at all financial institutions and (ii) utilize and shall cause each of its Subsidiaries to utilize Bank’s international banking services for at least eighty five percent (85%) of the international banking services required by Borrower or its Subsidiaries, including, but not limited to, foreign currency wires, hedges, swaps, FX Contracts, and Letters of Credit.”

2.3 Section 6.7 (Financial Covenants). Section 6.7 is amended in its entirety and replaced with the following:

“6.7 Financial Covenants.

(a) Fixed Charge Coverage Ratio. Maintain at all times, to be tested as of the last day of each month, a Fixed Charge Coverage Ratio greater than 1.25 to 1.00.

(b) `Liquidity Ratio. Maintain a ratio of (a) unrestricted cash at Bank, plus eighty percent (80%) of net trade Accounts receivable aged less than ninety (90) days (or one hundred twenty (120) days for Accounts where the Account Debtor is Polska Telefonia Komórkowa Centertel Sp. z o.o (PTK Centertel) or Telekomunikacja Polska (dba Orange Polska: aka TPSA or TP) to (b) all Indebtedness owing from Borrower to Bank, of not less than (i) 1.50 to 1.00 on the last day of each month that is also the last day of a calendar quarter and (ii) 1.00 to 1.00 on the last day of each month that is not the last day of a calendar quarter and at each request for an Advance.”

2.4 Section 8.6 (Other Agreements). Section 8.6 is amended in its entirety and replaced with the following:

“8.6 Other Agreements. There is, (A) under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (i) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000); or (i) any default by Borrower or Guarantor, the result of which could result in a Material Adverse Change to Borrower’s or any Guarantor’s business or (B) any default under the China Note or the WNC Note resulting in a right by the payee thereunder, whether or not exercised, to accelerate the maturity of an Indebtedness under such note;”

2.5 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are added, or amended in their entirety and replaced with the following, as applicable:

“Applicable Margin” means (i) with respect to Advances made based on Eligible On The Water Inventory, (a) one and four tenths percent (1.40%) at all times when Borrower’s trailing six (6) month EBITDA, measured as of the last day of the prior calendar month, was greater than or equal to One Million Dollars ($1,000,000) or (b) three and two tenths percent (3.20%) at all times when Borrower’s trailing six (6) month EBITDA, measured as of the last day of the prior calendar month, was less than One Million Dollars ($1,000,000) and (ii) with respect to all other Advances, (a) three quarter of one percent (0.75%) at all times when Borrower’s trailing six (6) month EBITDA, measured as of the last day of the prior calendar month, was greater than or equal to One Million Dollars ($1,000,000) or (b) two and one-half percent (2.50%) at all times when Borrower’s trailing six (6) month EBITDA, measured as of the last day of the prior calendar month, was less than One Million Dollars ($1,000,000)

“China Note” means that certain Liquid Loan Contract for Small Businesses dated April 6, 2012 between Borrower’s Subsidiary, Axesstel (Shanghai) Ltd. and Shanghai Fengxian Branch, Bank of Communications Co. , Ltd. providing for a loan of up to Ten Million Chinese Yuan (RMB 10,000,000).

“Credit Extension” is any Advance, the Term Loan, or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal and interest due under the Term Loan) equal to Forty-Five Thousand Dollars ($45,000).

“First Amendment Effective Date” is March 28, 2013.

“Fixed Charge Coverage Ratio” means a ratio of (a) trailing twelve (12) month EBITDA minus trailing twelve (12) month cash capital expenditures minus trailing twelve (12) month cash taxes, divided by (b) annualized interest payments on all Indebtedness plus annualized principal payments on all Indebtedness to Bank plus trailing twelve (12) month principal payments on all Indebtedness other than Indebtedness to Bank plus annualized capital lease payments

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.2 hereof.

“Term Loan Default Rate” is defined in Section 2.1.2(d) hereof

“Term Loan Maturity Date” is March     , 2016.

“Term Loan Payment” is defined in Section 2.1.2(b) hereof.

“WNC Note” means that certain Promissory Note dated September 7, 2012 executed by Borrower in favor of Wistron Neweb Corporation in the original principal amount of Seven Million Seven Hundred Fourteen Thousand Dollars ($7,714,000).

2.6 Bank hereby consents to Borrower incurring Indebtedness pursuant to the WNC Note and hereby agrees such Indebtedness shall constitute “Permitted Indebtedness”.

2.7 Bank hereby consents to Axesstel (Shanghai) Ltd. incurring Indebtedness pursuant to the China Note and hereby agrees such Indebtedness shall constitute “Permitted Indebtedness”. Bank hereby consents to Axesstel (Shanghai) Ltd repaying such Indebtedness on the current maturity date of April 10, 2013 (but not after such date).

2.8 Exhibit B to the Loan Agreement hereby is replaced with Exhibit B attached hereto.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower,

(c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of (i) this Amendment by each party hereto, and (ii) updated Borrowing Resolutions, and (b) Borrowers’ payment all Bank Expenses, which may be debited from any Borrower’s accounts with Bank.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		AXESSTEL, INC.

By:	/s/ Kadie Bostic	By:	/s/ Patrick Gray
Name:	Kadie Bostic	Name:	Patrick Gray
Title:	Relationship Manager	Title:	Chief Financial Officer

EXHIBIT B

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, an authorized officer of AXESSTEL, INC.(“Borrower”) certify under the Loan and Security Agreement (as amended, the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows for the period ending                      (all capitalized terms used herein shall have the meaning set forth in this Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account or represents Eligible On The Water Inventory;

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank with respect to any Financed Receivable contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. To the best of Borrower’s knowledge, Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Financial Covenant	Required	Actual	Complies

Minimum FCCR (measured monthly)	Greater than 1.25 to 1.00	:1.00	Yes No
Liquidity Ratio

1.50 to 1.00 on the last day of each month that is

also the last day of a calendar quarter and

(ii) 1.00 to 1.00 on the last day of each month

that is not the last day of a calendar quarter and at each request for an Advance.

		:1.00	Yes No

Pricing Reduction

	Required	Actual	Eligible for Reduction

EBITDA	$1,000,000		Yes No

All other representations and warranties in this Agreement are true and correct in all material respects on this date, and Borrower represents that there is no existing Event of Default.

Sincerely,

Signature

Title

Date

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Fixed Charge Coverage Ratio (Section 6.7(a))

Required:             greater than 1.25 to 1.00

Actual:

A.	Trailing Twelve Month EBITDA	$

B.	Trailing Twelve Month Cash Capitalized Expenditures	$

C.	Trailing Twelve Month Cash Taxes	$

D.	Annualized Interest Payments on all Indebtedness	$

E.	Annualized Principal Payments on all Indebtedness to Bank	$

F.	Trailing twelve (12) month Principal Payments on all other Indebtedness	$

G.	Annualized Capital Lease Payments	$

H.	Fixed Charge Coverage Ratio (the sum of line A minus line B minus line C all divided by line D plus Line E plus line F plus Line G)	:1.00

Is line H greater than the amount required above?

No, not in compliance Yes, in compliance

Liquidity Ratio (Section 6.7(b))

Required:	1.50 to 1.00 on the last day of each month that is also the last day of a calendar quarter and (ii) 1.00 to 1.00 on the last day of each month that is not the last day of a calendar quarter and at each request for an Advance.

Actual:

A.	Aggregate value of the unrestricted cash at Bank	$

B.	80% of the Aggregate value of net trade Accounts receivable aged less than 90 days (or aged up to 120 days for Polska Telefonia Komórkowa Centertel Sp. z o.o (PTK Centertel) or Telekomunikacja Polska (dba Orange Polska: aka TPSA or TP)	$

C.	Liquidity (the sum of lines A and B)	$

D.	Aggregate value of all Indebtedness owing from Borrower to Bank	$

E.	Liquidity Ratio (line C divided by line D)	:1.00

Is line E equal to or greater than the amounts required above?

No, not in compliance Yes, in compliance

BORROWING RESOLUTIONS

Silicon Valley Bank

CORPORATE BORROWING CERTIFICATE

BORROWER: AXESSTEL, INC.	DATE: March , 2013
BANK: Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Nevada.

3. Attached hereto are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 1 above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐

☐

☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                          of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

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By:
Name:
Title: